December 17, 1999

Gerard R. Bilodeau

Glens Falls National Bank & Trust Company

Dear Gerry:

We hereby agree with you that, if there is a "change in control" of Arrow and you are not offered a position with the surviving or resulting company at a base salary at least equal to your base salary immediately prior to the change in control (your "Base Salary") or if you are offered a position which requires you to relocate more than 50 miles, you will be entitled to receive, upon termination of your employment, a lump sum payment in cash equal to two years' Base Salary, plus continuing coverage for two years after the termination of your employment, under Arrow's group medical, dental and term life insurance arrangements that are in effect at the time of such "change in control", including any cost-sharing arrangements. A "change in control" of Arrow is described on Exhibit A attached to this letter.

To receive the above benefits, you must remain with Arrow at least until the change in control is completed. If you are offered a continuing position but at a reduced salary or which requires you to relocate more than 50 miles, and you elect to accept that offer, your right to terminate your employment and collect the benefits hereunder will expire six (6) months after the change in control.

This letter agreement will continue until December 31, 2000, or your earlier retirement or termination of employment.

Please indicate your acceptance of this proposal by signing below on the enclosed copy, and return the letter to me. Upon my receipt of your executed copy, this letter will constitute a binding agreement between us, governed by New York law.

Very truly yours,

ACCEPTED AND AGREED TO this ______ day of _____________, 1999.

______________________________

(Signature of Officer)